Exhibit 3

SECURITYHOLDERS' AGREEMENT

           AGREEMENT (this “Agreement”) made as of the 23rd day of September, 2002, by and among the persons whose names are set forth on Schedule 1 attached hereto (such persons being referred to herein, individually, as a “Securityholder” and, collectively, as the “Securityholders”).

W I T N E S S E T H :

           WHEREAS, the Securityholders are the beneficial owners of either or both of the following types of securities: (i) shares of common stock, no par value (the “Common Stock”) of Childtime Learning Centers, Inc., a Michigan corporation (the “Company”) and (ii) subordinated promissory notes issued on July 19, 2002, in an aggregate principal amount of $14,000,000 (the “Subordinated Notes”), by Childtime Childcare, Inc., an Illinois corporation and a subsidiary of the Company (the “Subsidiary”);

           WHEREAS, JP Acquisition Fund II, L.P. (“JPAF II”) and JP Acquisition Fund III, L.P. (“JPAF III” and, collectively with JPAF II, the “Jacobson Funds”) have entered into a letter agreement dated July 19, 2002 (the “Letter Agreement”) with the Company, whereby the Jacobson Funds have agreed on behalf of themselves and certain of their co-investors to arrange for standby purchasers (the “Standby Commitment”) in connection with an up to $14,000,000 rights offering contemplated by the Company (the “Rights Offering”);

           WHEREAS, in consideration for arranging the Standby Commitment, the Company has granted under the Letter Agreement (subject to the approval of its shareholders and consummation of the Rights Offering) to the Funds, and such co-investors as the Jacobson Funds may designate, options (“Options”) to acquire, in the aggregate, 400,000 shares of Common Stock at an exercise price of $5.00 per share, with such Options being exercisable during the period commencing on the later of the date on which the Options are approved by the Company’s shareholders and the consummation of the Rights Offering and ending on July 19, 2006;

           WHEREAS, some or all of the Common Stock, including, without limitation, the Common Stock issuable upon exercise of the Options (all such Common Stock, collectively, the “Subject Common Stock”) and all of the Subordinated Notes (collectively with the Subject Common Stock and the Rights Offering Securities (as defined below), the “Securities”) have been or will be acquired by each Securityholder in connection with the acquisition of Securities by Jacobson Partners and/or the Jacobson Funds;

           WHEREAS, Schedule A sets forth the number of shares of Subject Common Stock subject to this Agreement as of the date hereof and the principal amount of the Subordinated Notes held by each Securityholder; and

           WHEREAS, the Securityholders desire to promote their mutual interests by making certain arrangements with respect to the transfer or other disposition of the Securities upon the terms and conditions hereinafter set forth and certain other matters.

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE I

Transfer Restrictions

           1.1     No Transfers. Each Securityholder severally agrees with all the other Securityholders that, except as hereinafter expressly provided, such Securityholder will not directly or indirectly sell, assign, transfer, pledge, hypothecate, or in any manner whatsoever dispose of or encumber any Security previously or hereafter acquired by such Securityholder, without the prior written approval of Jacobson Partners.

           1.2     Gifts of Common Stock or Subordinated Notes. Notwithstanding anything contained in this Agreement to the contrary, any Securityholder that is a natural person may make a gift or gifts to his or her spouse or children, or to a trust for the benefit of his or her spouse or children, of up to an aggregate of ten percent (10%) of each of (a) the shares of Subject Common Stock owned, and (b) the aggregate principal amount of Subordinated Notes held, by such Securityholder on the date hereof; provided, however, that if a Securityholder desires to transfer by way of gift his or her shares of Subject Common Stock or Subordinated Notes to one or more of his or her children who are then minors, such shares or notes shall be placed in trust for the benefit of said child or children for the duration of such minority; provided, further, that no such gift of any such shares or notes shall be deemed to be effective for purposes of transferring ownership of such shares or notes unless and until such spouse, child or trustee agrees in writing to hold such shares or notes subject to, and otherwise to be bound by, the terms of this Agreement, as fully as if he or she were a signatory hereto, and any such shares shall be deemed for all purposes under this Agreement to still be owned by the Securityholder and be subject to the terms of this Agreement. The rights granted by this Section 1.2 shall be personal to the individual Securityholders originally a party to this Agreement and not available to any transferee who was not an original Securityholder.

           1.3     Certain Transfers. Notwithstanding anything contained in this Agreement to the contrary, a Securityholder may transfer the Securities owned by such Securityholder to (a) any other Securityholder and (b) any of such transferring Securityholder’s Affiliates (as such term is defined pursuant to the Securities and Exchange Act of 1934, as amended). No transfers of Securities provided for in this Section 1.3 shall be deemed to be effective for purposes of transferring ownership of such shares or notes unless and until such transferee agrees in writing to hold such shares or notes subject to, and otherwise to be bound by, the terms of this Agreement, as fully as if such transferee were a signatory hereto, and any such shares shall be deemed for all purposes under this Agreement to still be owned by the Securityholder and be subject to the terms of this Agreement.

           1.4     Improper Transfer. (a) Any attempt to transfer any Security not in compliance with this Agreement will be null and void. Any cost or loss incurred as a result of any such attempt to transfer shall be borne by the party who attempted to transfer.

                      (b)     No party will enter into any transaction or series of transactions for the purpose or with the effect of, directly or indirectly, denying or impairing the rights or obligations of any person under this Agreement, and any such transaction will be null and void.

ARTICLE II

Death; Insolvency; Dissolution;
Affiliation With Competitor

           2.1     Death. In the event of the death of a Securityholder, the deceased Securityholder’s estate, personal representatives, heirs or legatees (hereinafter collectively referred to as the “Legal Representatives”) may retain any Securities owned by such Securityholder; provided, however, that the Legal Representatives agree in writing to hold such shares subject to, and otherwise to be bound by, the terms of this Agreement, as fully as if such Legal Representatives were a signatory hereto; further, provided, that the right to retain such Securities shall be personal to the heirs and legatees of the individual Securityholders originally party to this Agreement and shall not be available to any other heirs or legatees.

           2.2     Insolvency. If at any time a Securityholder is dissolved or becomes “insolvent” (as hereinafter defined), the other Securityholders (the “Remaining Securityholders”) shall have option to purchase all or any part of the Securities of such insolvent Securityholder at their Fair Market Value (as defined below) at the time that such Securityholder dissolves or becomes insolvent upon the terms and conditions set forth in Section 2.3 below. As used herein, a Securityholder shall be deemed “insolvent” upon the occurrence of any of the following: admission by such Securityholder in writing of such Securityholder’s inability to pay his, her or its debts as they become due; or the making of an assignment for the benefit of such Securityholder’s creditors; or the filing by such Securityholder of a voluntary petition in bankruptcy or of any answer or petition seeking any reorganization, arrangement, composition or other insolvency relief under the present or any future bankruptcy act or any other applicable Federal, state or other insolvency statute, law or regulation; or the suffering of an adjudication as a bankrupt; or the commencement of any proceeding against such Securityholder under any such act or statute, law or regulation which proceeding shall remain unstayed for a period of thirty (30) days after the commencement thereof; or the appointment of a receiver, trustee or liquidator in respect of all or any part of the assets of such Securityholder; or the attachment of, or appointment of a receiver or trustee for or in respect of, any property of a Securityholder, which attachment or appointment remains unstayed for a period of thirty (30) days.

           2.3     Exercise of Remaining Securityholders' Option. Whenever the Remaining Securityholders shall have the option to purchase Securities under Section 2.2 above, such option shall be exercised as follows:

                      (a)     Each of the Remaining Securityholders shall have the right to subscribe for a portion (for purposes of this Section 2.3, the “Pro Rata Share”) of the shares of Subject Common Stock (the “Available Common Stock”) or Subordinated Notes (the “Available Subordinated Notes”) comprising such Securities, which shall be in the same proportion as (i) in the case of the Available Common Stock, the number of shares of Subject Common Stock then owned by such Remaining Securityholder is to the number of shares of Subject Common Stock then owned by all of the Remaining Securityholders, and (ii) in the case of the Available Subordinated Notes, the aggregate principal amount of Subordinated Notes then held by such Remaining Securityholder is to the aggregate principal amount of Subordinated Debt then held by all of the Remaining Securityholders. No Remaining Securityholder may elect to subscribe for less than such Remaining Securityholder’s Pro Rata Share of Available Common Stock or Available Subordinated Notes, but each Remaining Securityholder shall have an over-subscription privilege to subscribe for more than such Pro Rata Share.

                      (b)     Within the thirty (30) day option period, each Remaining Securityholder electing to subscribe for such Remaining Securityholder’s Pro Rata Share (or more) shall give notice to Jacobson Partners of the number of shares of Available Common Stock and/or the aggregate principal amount of Available Subordinated Notes for which such Remaining Securityholder wishes to subscribe.

                      (c)     If each of the Remaining Securityholders elects to subscribe for at least such Remaining Securityholder’s Pro Rata Share, then each Remaining Securityholder shall purchase its Pro Rata Share.

                      (d)     If all of the Remaining Securityholders do not elect to subscribe for at least their respective Pro Rata Shares, then the Remaining Securityholders who have elected to subscribe for their Pro Rata Shares shall purchase such Pro Rata Shares that have not been subscribed for. In addition, each over-subscriber (a Remaining Securityholder who has exercised its over-subscription privilege) shall purchase a portion of the balance of the Available Common Stock or Available Subordinated Notes being sold equal to the lesser of (i) a number of shares or the principal amount of notes, which is in the same ratio to the total number of shares or the principal amount of notes comprising the Subject Common Stock owned, or Subordinated Notes held, by each over-subscriber for such shares or notes, as applicable, to the number of shares of Subject Common Stock owned or Subordinated Notes held by all over-subscribers (in each case including their respective Pro Rata Shares), for such shares or notes, and (ii) the actual over-subscription exercised by such over-subscriber.

                      (e)     If the Available Common Stock or Available Subordinated Notes are not fully subscribed for by the Remaining Securityholders in accordance with Sections 2.3(c) or (d) hereof at the end of the thirty (30) day period provided for in Section 2.3(b), the Remaining Securityholders shall have an additional period of fifteen (15) days to agree among themselves to purchase such balance on the terms and conditions set forth herein.

                      (f)     For the purposes of this Section 2.3, "Fair Market Value" shall be determined as follows:

          (i) Fair Market Value for any Security that is traded on a national securities exchange or is listed on the Nasdaq National Market or other similar market shall be the average of the last reported sales price of such Security on such exchange or market over the five (5) consecutive business days immediately preceding the effective date of the exercise of the option under this Section 2.3 or, if the last reported sales price information is not available for such days, the average of the mean of the closing bid and asked prices for such days on such exchange or market.

           (ii) Fair Market Value for any Security that is not publicly traded shall be determined by agreement of the disposing Securityholder or such Securityholder’s Legal Representative and Jacobson Partners within fifteen (15) days after written request therefor from one to the other. In the event such Fair Market Value cannot be so determined within such time period, each party shall select an experienced investment banking firm by notice to the other within ten (10) days after written request by either. In the event both parties do not select the same firm, the two (2) firms selected shall select a third experienced investment banking firm, which shall, within thirty (30) days after selection, determine the Fair Market Value of the Security that is not publicly traded. Fair Market Value shall be the amount that the selected firm determines would be paid per unit of such Security by a Third Party (as defined below), assuming the payment of the purchase price in cash at closing, pursuant to open and competitive bidding conducted by a knowledgeable and experienced investment banking firm and assuming complete cooperation by management, with appropriate reduction for the fact that there is no public market for such Security. In the event the investment banking firm selected provides a range of values as opposed to a single value, the Fair Market Value shall be the median of the range of values. The report of Fair Market Value shall be deemed the Fair Market Value Report. The cost of any determination of Fair Market Value shall be borne 50% by the purchasers and 50% by the disposing Securityholder or such Securityholder’s Legal Representative.

ARTICLE III

Drag Along; Tag Along Rights

           3.1 Drag Along. (a) If Jacobson Partners delivers a notice to the other Securityholders (each a “Compelled Holder”) in connection with a bona fide offer (a “Sale Offer”) by a Third Party to purchase any of the Securities held by the Securityholders, Jacobson Partners will have the right in accordance with Section 3.1(b), to require the Compelled Holders to sell a pro rata portion of the Securities then held by the Compelled Holders to such Third Party on terms and conditions not less favorable to the Compelled Holders than those upon which the Jacobson Funds shall sell Securities owned by them to such Third Party.

                     (b)     If Jacobson Partners elects to exercise its right to compel sale pursuant to the terms hereof, Jacobson Partners will deliver written notice (“Sale Notice”) of the Sale Offer to the Compelled Holders setting forth the consideration for the Securities, the identity of the Third Party and the other terms and conditions of the Sale Offer. Jacobson Partners will notify each Compelled Holder reasonably in advance of any negotiations with the Third Party with respect to representations, warranties and indemnities in connection with the Sale Offer if such Compelled Holder will be required to sign an agreement with respect to such representations, warranties or indemnities to effect the sale of the Compelled Holder’s Securities (the “Compelled Sale Transaction”), and in all events the representations, warranties and indemnities applicable to such Compelled Holder will not be more onerous than those applicable to the Jacobson Funds.

                      (c)     Promptly after completion of any sale pursuant to this Section 3.1, Jacobson Partners will notify each Compelled Holder and will remit to such Compelled Holder the total sales price attributable to the Securities of such Compelled Holder sold pursuant thereto less a pro rata portion of the expenses and taxes, if any, incurred in connection with such sale.

                      (d)     Notwithstanding anything in this Section 3.1 to the contrary, there will be no liability on the part of Jacobson Partners or the Jacobson Funds to the Compelled Holders if any sale of Securities pursuant to this Section 3.1 is not consummated for whatever reason. It is understood that Jacobson Partners, in its sole discretion, will determine whether to effect a sale of Securities to any Person pursuant to this Section 3.1.

           3.2     Tag Along. (a) If Jacobson Partners or either of the Jacobson Funds (the “Selling Securityholder”) shall for any reason whatsoever (except a transfer pursuant to Articles I or II or Section 3.1 above) wish to sell any Securities owned by such Securityholder and shall have received a bona fide offer in respect of such sale (“Tag Offer”) from a Third Party, the Selling Securityholder shall promptly deliver written notice (the “Transfer Notice”) of the Tag Offer to all the other Securityholders (the “Other Holders”) setting forth the consideration for the Securities, the identity of the Third Party and the other terms and conditions of the Tag Offer . Any such Other Holder may, within 15 days after the receipt of the Transfer Notice, give written notice (“Tag Notice”) to the Selling Securityholder (which shall be irrevocable after delivery thereof) stating that such Other Holder wishes to participate in such sale by selling all, but not less than all, of such Other Holder’s pro rata portion of the total amount of Securities to be eventually included in the sale to the Third Party described in such Tag Offer, on terms and conditions not less favorable to such Other Holder than those upon which the Selling Securityholder sells Securities to such Third Party. If the Third Party transferee is unwilling to purchase all of the Securities that have been identified for sale, then the amount of Securities that the Third Party transferee is willing to acquire shall be allocated pro rata among the Selling Securityholders and those Other Holders who have given timely Tag Notices.

                      (b)     Each Other Holder electing to participate in such sale (a “Tagging Securityholder”) hereby authorizes the Selling Securityholder to deliver to the Third Party at the Tag Closing (as defined below) such Tagging Securityholder’s stock certificates or notes evidencing such Tagging Securityholder’s ownership in the Securities that the Tagging Securityholder has elected to sell under Section 3.2(a).

                      (c)     The Selling Securityholder will have 180 days after the date on which the Transfer Notice is given to sell to the Third Party, at the price set forth in the Transfer Notice, all of the Securities subject to the Tag Offer. Immediately after completion of any such sale pursuant to this Section 3.2 (the “Tag Closing”), the Selling Securityholder will notify each Tagging Securityholder and will remit to such Tagging Securityholder the total sales price attributable to the Securities of such Tagging Securityholder sold pursuant thereto less a pro rata portion of the expenses and taxes, if any, incurred in connection with such sale.

                      (d)     Notwithstanding anything in this Section 3.2 to the contrary, there will be no liability on the part of the Selling Securityholder to the Tagging Securityholders if any sale of Securities pursuant to this Section 3.2 is not consummated for whatever reason.

           3.3     Third Party. As used herein, "Third Party" means a prospective purchaser (other than the Securityholders) of Securities in an arm's-length transaction.

ARTICLE IV

Security Certificates; Proxy

           4.1     Deposit of Certificates with Jacobson Partners. Each Securityholder agrees that, concurrently with the execution and delivery of this Agreement by such Securityholder, the Securityholder shall deposit with Jacobson Partners any stock certificate, note or other instrument evidencing such Securityholder’s ownership of any Security.

           4.2     Proxy. For the term of this Agreement and for so long as a Securityholder owns Securities, each Securityholder hereby irrevocably constitutes and appoints Benjamin R. Jacobson or his designee attorney and agent for such Securityholder and in such Securityholder’s name, place and stead, to (a) vote as such Securityholder’s proxy at any election shares of Subject Common Stock according to the number of votes such Securityholder would then be entitled to cast as if such Securityholder were then personally present and (b) enter into and execute customary agreements with the Company and such other parties as may be necessary in connection with the Standby Commitment and Rights Offering. In connection with the foregoing, upon request of Jacobson Partners, each Securityholder agrees to execute and deliver to Benjamin R. Jacobson or his designee additional proxies to exercise all voting rights. This proxy and power of attorney are coupled with an interest and are irrevocable.

ARTICLE V

Rights Offering

           5.1     Standby Commitment. Each holder of the Subordinated Notes hereby agrees to become a standby purchaser (“Standby Purchaser”) of any securities offered in the Rights Offering (the “Rights Offering Securities”). The maximum amount of each Standby Purchaser’s standby commitment shall be equal to the principal amount of the Subordinated Notes issued to such Standby Purchaser. If the Standby Commitment is called upon by the Company, each Standby Purchaser will use the Subordinated Notes held by such Standby Purchaser (or such portion of such Subordinated Notes as is required to pay the purchase price in full of the Standby Commitment is called upon in part) to pay the purchase price in full (at par) of the Rights Offering Securities. Each Standby Purchaser’s agreement to become a standby purchaser is contingent upon each of the Jacobson Funds also becoming a standby purchaser in such Rights Offering, on a pro rata basis (determined based on the principal amount of Subordinated Notes owned) with each such Standby Purchaser’s commitment to be a standby purchaser. Such Rights Offering Securities for which the Jacobson Funds have agreed to purchase on a standby basis will have the same terms and standby purchase price and be in the same proportions between subordinated debt and equity as the Rights Offering Securities for which each Standby Purchaser has hereby agreed to purchase on a standby basis.

ARTICLE VI

Miscellaneous

           6.1     Term. This Agreement shall continue in full force and effect for so long as either of the Jacobson Funds owns any Security.

           6.2     Further Executions. The parties hereto shall each execute and deliver or cause to be executed and delivered to the others such further instruments and documents and shall take such other action as may be reasonably required to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

           6.3     Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Securityholders and their Legal Representatives and successors. The Securityholders, by the signing hereof, direct their Legal Representatives, where applicable, to open their estates promptly in the courts of proper jurisdiction and to execute, procure and deliver all documents including, but not limited to, appropriate court orders, letters testamentary or letters of administration and estate and inheritance tax waivers, as shall be required to effectuate the purposes of this Agreement. Except as otherwise expressly provided herein, nothing contained herein shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

           6.4     New Securityholders. To become a party to this Agreement, a transferee of Securities or other new Securityholder shall execute a joinder agreement substantially in the form of Exhibit A hereto (a “Joinder Agreement”), which shall be countersigned by Jacobson Partners. A Joinder Agreement duly executed by such Securityholder and countersigned by Jacobson Partners shall be sufficient for all purposes to cause such Securityholder to become a party hereto, and it shall not be necessary to obtain the signature of any other Securityholders on or in connection with such Joinder Agreement.

           6.5     Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. This Agreement cannot be changed or terminated orally. This Agreement may be amended, the parties may take any action herein prohibited or omit to take action herein required to be performed by them, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived, only if the written consent or waiver is obtained of Securityholders holding not less than two-thirds of the then outstanding (a) shares of Subject Common Stock (in the case of changes affecting the holders of the Subject Common Stock) owned by all Securityholders or (b) aggregate principal amount of Subordinated Notes (in the case of changes affecting the holders of the Subordinated Notes). The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

           6.6     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law. The parties hereto hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal and state courts located in the Borough of Manhattan, City of New York, State of New York in the United States of America, for any action, suit or proceeding instituted by any party to enforce this Agreement. The parties hereto hereby irrevocably and unconditionally waive any objection that they may have at any time to the venue or forum of any such proceeding brought in such court. The parties hereto hereby further agree that service of any process, summons, notice or documents by United States registered or certified mail to their respective addresses set forth on the signature pages to this Agreement shall be effective service of process for any such proceeding

           6.7     Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

           6.8     Notices. All notices, statements and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when actually delivered to the party to which notice is given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or when mailed postage paid by registered or certified mail, return receipt requested, addressed to the party to which notice is given at its address set forth on the signature pages to this Agreement or at its address set forth in a notice given by such party in accordance with the provisions hereof; provided, however, that any notice of change of address shall be effective only upon receipt.

           6.9     Waivers. A waiver on the part of any of the parties hereto of any term, provision or condition of this Agreement or breach thereof shall not constitute a precedent, nor bind any party hereto to a waiver of any other term, provision or condition of this Agreement or any other or succeeding breach of the same or any other term, provision or condition hereof.

           6.10     Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

           6.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall be deemed one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Jacobson Partners By: Benjamin R. Jacobson Managing Partner

JP Acquisition Fund II, L.P.
By:	JPAF Limited Partnership Its General Partner

By:	JPAF, Inc. Its General Partner

By:	Benjamin R. Jacobson President

JP Acquisition Fund III, L.P.
By:	JPAF III LLC Its General Partner

By:	Jacobson Partners Its Sole Member

By:	Benjamin R. Jacobson Managing Partner

Benjamin R. Jacobson Address (for each of the above persons) THE OTHER OPTIONEES WHOSE SIGNATURES ARE ATTACHED HERETO

           The undersigned hereby joins and agrees to be bound by the terms of the Securityholders' Agreement dated as of September 23, 2002 among the persons whose names are set forth on Schedule A attached hereto.

Signature Name (Please print) Address

SCHEDULE 1

---------------------------------- ---------------------------------- -----------------------------------------
                                                                              PRINCIPAL AMOUNT(S) OF
SECURITYHOLDER                      SHARES OF SUBJECT COMMON STOCK            SUBORDINATED NOTES
---------------------------------- ---------------------------------- -----------------------------------------
Amcito Partners, L.P.                                20,477                          $92,217.43 and $82,211.11
---------------------------------- ---------------------------------- -----------------------------------------
Raymond P. Barbrick                                   1,628                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Barcam Holdings, Inc.                                 4,197                                         $50,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Geraldine Ann Cachat                                    604                                                 --
---------------------------------- ---------------------------------- -----------------------------------------
Allan Chan                                              118                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Walter Cisowski                                       1,510                                                 --
---------------------------------- ---------------------------------- -----------------------------------------
Silvia Cocozza                                          118                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------
John Dickerson and Beverly
Dickerson,                                            3,609                                         $25,000.00
JTWROS
---------------------------------- ---------------------------------- -----------------------------------------
Edmund Gaffney                                          236                                         $10,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Nathan Gantcher                                      20,477                          $92,217.43 and $82,211.11
---------------------------------- ---------------------------------- -----------------------------------------
Jamie L. Goldberg                                       873                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------
D. M. Harlan, Jr.                                       118                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Christopher D. Heinz                                    589                                         $25,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Paul Hoagland                                         1,510                                                 --
---------------------------------- ---------------------------------- -----------------------------------------
Harrison R. Horan                                     7,012                                        $100,000.00
---------------------------------- ---------------------------------- -----------------------------------------
HVS Boxers LLC                                       20,477                          $92,217.43 and $82,211.11
---------------------------------- ---------------------------------- -----------------------------------------
Benjamin R. Jacobson                                 14,355                          $46,958.92 and $68,744.44
---------------------------------- ---------------------------------- -----------------------------------------
Jacobson Partners                                   175,438                                                 --
---------------------------------- ---------------------------------- -----------------------------------------
Sara K. Jacobson Trust, Michael
Fuchs, Trustee                                        1,981                                          $20,000.00
---------------------------------- ---------------------------------- -----------------------------------------
JP Acquisition Fund II, L.P.                        294,069                                      $2,020,200.00
---------------------------------- ---------------------------------- -----------------------------------------
JP Acquisition Fund III, L.P.                       738,418                                      $8,476,953.90
---------------------------------- ---------------------------------- -----------------------------------------
Virginia Juliano                                        118                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Nicolas Karlson Trust,
Michael Fuchs, Trustee                                1,041                                         $10,000.00
---------------------------------- ---------------------------------- -----------------------------------------
George A. Kellner                                    20,477                          $92,217.43 and $82,211.11
---------------------------------- ---------------------------------- -----------------------------------------
James J. Morgan                                       8,618                                        $225,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Gerald L. Parsky                                     20,477                          $92,217.43 and $82,211.11
---------------------------------- ---------------------------------- -----------------------------------------
QFG Ventures, L.P.                                       --                                      $2,000,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Maria and Gaetano Ruvio,
JTWROS                                                  118                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Shazeen Sacranie and
Gail R. Sacranie, JTWROS                                118                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Kurt Schnaubelt                                         118                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------
Timothy E. Whelan                                     1,628                                          $5,000.00
---------------------------------- ---------------------------------- -----------------------------------------

EXHIBIT A

Form of Joinder Agreement

In consideration of the [transfer][issuance] to the undersigned (the “New Securityholder”) of [an option to acquire] [_____ shares of Common Stock, no par value per share][DESCRIBE ANY OTHER SECURITY BEING TRANSFERRED], of [Childtime Learning Centers, Inc., a Michigan corporation (the “Company”)] [Childtime Childcare, Inc., an Illinois corporation (the “Subsidiary”)], the undersigned [represents that it is a permitted transferee of [INSERT NAME OF TRANSFEROR] and]* agrees that, as of the date written below, [he] [she] [it] shall become a party to that certain Securityholders Agreement dated as of September __, 2002, as such agreement may have been amended from time to time (the “Securityholders’ Agreement”), among the persons named therein, and the New Securityholder[, as a permitted transferee,]* shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Securityholders’ Agreement [that were applicable to the undersigned’s transferor]* and shall be deemed a Securityholder for [all] purposes thereof [DESCRIBE EXCEPTIONS, IF ANY].

Executed as of the ___day of ____________, ______.

TRANSFEREE: _________________

Address: ___________________
                ___________________

ACKNOWLEDGED AND ACCEPTED:

Jacobson Partners

By:_______________________
     Benjamin R. Jacobson
     Managing Partner

________________

*     INCLUDE IF TRANSFEREE IS A PERMITTED TRANSFEREE.